================================================================================
--------------------------------------------------------------------------------

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the Appropriate Box:
[   ]    Preliminary Proxy Statement

[   ]    Confidential,  for Use of the Commission  Only (as permitted by Rule
         14a-6(e)(2))

[ X ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting  Material  Pursuant to Section  240.14a-11(c)  or Section
         240.14a-12

================================================================================

                           HUDSON UNITED BANCORP, INC.

                 (Name of Registrant as Specified in its Charter
                                       and
                     Name of Person Filing Proxy Statement)

================================================================================


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[  ]     Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         1)       Title  of  each  class  of  securities  to  which  transaction applies:
                  ______________________________________________________
         2)       Aggregate number of securities to which transaction applies:
                  ______________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  ______________________________________________________
         4)       Proposed maximum aggregate value of transaction:
                  ______________________________________________________
         5)       Total fee paid:
                  ______________________________________________________
[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid:  _____________________________________
            Form, Schedule or Registration Statement No.: _________________ Filing Party: ________________________________________________
            Date Filed:  __________________________________________________

================================================================================

                              Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2001


TIME..................................         9:00   a.m.    local    time   on
                                               Wednesday, April 25, 2001

PLACE.................................         Sheraton  Civic  Center  Hotel 40
                                               Civic Center Plaza  Poughkeepsie,
                                               New York 12601

ITEM OF BUSINESS......................         The  election of the four persons
                                               named in the  accompanying  Proxy
                                               Statement  to serve as  directors
                                               of Hudson United  Bancorp for the
                                               terms   specified  in  the  Proxy
                                               Statement.

RECORD DATE...........................         Shareholders  of  record  at  the
                                               close of  business  on March  16,
                                               2001 are  entitled  to  notice of
                                               and to vote at the meeting.

ANNUAL REPORT ON
FORM  10-K............................         The  Corporation's   2000  Annual
                                               Report on Form 10-K, which is not
                                               part  of  the  proxy   soliciting
                                               material, is enclosed.

PROXY VOTING..........................         You   may   vote  by   mail,   by
                                               telephone,  on the Internet or in
                                               person at the Annual meeting. You
                                               may revoke your proxy at any time
                                               prior   to   its    exercise   by
                                               delivering   to   Hudson   United
                                               Bancorp  a  later-dated  proxy or
                                               written notice of revocation.


March 23, 2001


                  IMPORTANT - PLEASE RETURN YOUR PROXY PROMPTLY

                              Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                           --------------------------

                                 PROXY STATEMENT
                              Dated March 23, 2001

                       GENERAL PROXY STATEMENT INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hudson United Bancorp ("Hudson United Bancorp" or the "Corporation") of proxies for use at the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") to be held at the Sheraton Civic Center Hotel, 40 Civic Center Plaza, Poughkeepsie, New York 12601 on April 25, 2001 at 9:00 a.m. local time. The business expected to be voted upon at the Annual Meeting is the election of four persons named in this proxy statement to serve as directors for the terms specified herein. This proxy statement is first being mailed to shareholders on approximately March 24, 2001.

Proxies

         Your vote is important.

         Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Any shareholder of record giving a proxy has the right to attend and to vote at the Annual Meeting in person.

Who Can Vote

         The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is March 16, 2001. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, 47,441,000 shares of common stock, without par value, were outstanding and eligible to be voted at the Annual Meeting. Each share of common stock is entitled to one vote per share.

How to Vote Your Shares

         Your vote is important and you are encouraged to vote your shares promptly.

         Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends. If any other matters are properly presented at the meeting for consideration that are not described in this proxy statement, the proxies will use their own judgement to determine how to vote your shares. At the date this proxy statement went to print, we did not anticipate that any matters would be raised at the meeting other than the election of directors.

         We are offering you three alternative ways to vote your shares.

         To Vote By Mail
         ---------------

         You can vote your proxy by mail. If you wish to use this method to vote, please date, sign, and mail your proxy card in the envelope provided as soon as possible.

         To Vote By Telephone (Touch-Tone Phone Only)
         --------------------------------------------

         You will notice a control number printed on your proxy card. If you wish to vote by telephone, you must call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

         To Vote By Internet
         -------------------

         If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote by the Internet, you must have your control number and the proxy card available when you access the web page.

         If you are a participant in our dividend reinvestment plan, the shares held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone, or by the Internet.

         Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled "To Revoke Your Proxy Instructions."

         If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

To Revoke Your Proxy Instructions

         The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later dated proxy or written revocation must be received before the meeting by the Secretary of the Corporation, D. Lynn Van Borkulo-Nuzzo, at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, or it must be delivered to the Secretary of the Annual Meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish and the last vote received chronologically will supercede any prior votes. Please note that if you vote by the Internet, the maximum number of times you can access the website using any one control number is limited to five times per day.

Required Vote

         Directors will be elected by a plurality of the votes cast at the Annual Meeting. At the Annual Meeting, an inspector of elections will tabulate ballots cast by shareholders present and voting in person, votes cast by telephone or on the Internet and votes cast by proxy. Under applicable state law and Hudson United Bancorp's Certificate of Incorporation and By-laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote.

         All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the four nominees named in this Proxy Statement unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion.

Solicitation of Proxies

         This proxy solicitation is being made by the Board of Directors of the Corporation and the cost of the solicitation will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and employees of the Corporation and Hudson Untied Bank ("HUB"), the Corporation's wholly owned subsidiary bank, who will not be paid for solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation material to the beneficial owners of shares held of record by such persons, and the Corporation will reimburse them for their reasonable expenses incurred in forwarding the materials.

Shareholder Proposals

         New Jersey corporation law requires that the notice of a shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, shareholder proposals must be referred to in the Corporation's notice of shareholders' meeting for such proposal to be properly considered at a meeting of shareholders.

         Any Hudson United Bancorp shareholder that wishes to have a proposal included in the Corporation's notice of shareholders' meeting, proxy statement and proxy card for its 2002 Annual Meeting must submit the proposal to the corporation by the deadline. Hudson United Bancorp currently expects to hold its 2002 Annual Meeting in April 2002 and to print next year's proxy statement during the second week in March 2002 and Hudson Untied Bancorp would consider a proposal submitted by November 24, 2001 to be reasonably timely.

         Under rules of the Securities and Exchange Commission (the "SEC"), if Hudson United Bancorp's 2002 annual meeting is held before March 26, 2002 (30 days before this year's meeting date), the deadline for submitting a shareholder proposal will be a reasonable time prior to printing next year's proxy statement. If Hudson United Bancorp changes the date of its 2002 Annual Meeting in a manner that alters the deadline, Hudson United Bancorp will so state under
Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

                          GOVERNANCE OF THE CORPORATION

         Pursuant to New Jersey corporation law and the Corporation's Certificate of Incorporation and By-laws, the business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Corporation's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Some members of the Board also served as directors of the Corporation's subsidiary bank during 2000. As of January 1, 2001, all directors of the Corporation serve as directors of Hudson United Bank.

         During 2000, the Board held nine meetings and Board committees held a total of fifteen meetings. The average attendance in the aggregate of the total number of Board and committee meetings was 90%. During 2000, no director attended fewer than 75% of the total meetings of the Board and the committees on which the director served except for Director Strauber, who attended 61.5% of such meetings.

Committees of the Board of Directors

         Hudson United  Bancorp has a standing  Audit  Committee of the Board of
Directors. Sr. Grace Frances Strauber served as Chairperson of the Audit Committee until August 24, 2000, at which time Donald Calcagnini was elected to chair the committee. Sr. Grace Frances Strauber continued to serve as a member of the committee. Other members of the committee are Noel deCordova, Jr., Thomas
R. Farley, Bryant D. Malcolm, James E. Schierloh and John H. Tatigian, Jr. Pursuant to the Corporation's mandatory retirement policy, effective at the Annual Meeting, Sr. Grace Frances Strauber and Thomas R. Farley will retire from the Board and therefore will cease to serve on the committee following the Annual Meeting. The committee recommends the firm to be appointed as independent accountants to audit the Corporation's financial statements and to perform services related to the audit; reviews the scope and result of the audit with the independent accountants; reviews with management and the independent accountants the Corporation's interim and year-end operating results; considers the adequacy of the internal accounting and auditing procedures of the Corporation; considers the accountants' independence; and reviews examination reports by bank regulatory agencies and audit reports to management prepared by the internal auditing department, along with the response of management to those reports. The Audit Committee reports to the full Board concerning pertinent matters coming before it. The Audit Committee met four times during 2000.

         The Board of Directors has approved a written charter which was adopted by the Audit Committee. The full text of the Charter is included as an appendix to the proxy statement, beginning on page 20. The Audit Committee Report begins on page 18 of this proxy statement.

         Hudson United Bancorp has a standing Nominating Committee consisting of Robert J. Burke, Chairman, Donald P. Calcagnini, W. Peter McBride, Charles, F.X. Poggi and Kenneth T. Neilson. The committee reviews qualifications of and recommends to the Board candidates for election as directors. The committee considers any recommendations from shareholders received sufficiently in advance of the mailing of the proxy statement for the annual meeting. During 2000 the committee met one time.

         Hudson United Bancorp has a standing Compensation Committee consisting of Charles F.X. Poggi, Chairman, Robert J. Burke, Joan David, W. Peter McBride and John H. Tatigian, Jr. The committee sets the salary and bonuses of executive officers. During 2000 the committee met four times.


Compensation of Directors

         The Board established directors' retainers and fees effective January 1, 2001 as follows:

 -       Annual Director's Retainer                                    $24,000
 -       Board Meeting Fees                                            $ 1,000
 -       Committee Retainers (Audit, Compensation, Executive,
                      Nominating and Trust Committees):
                           Chairman                                    $  7,000
                           Member                                      $  5,000

         Deferred Compensation. The Board has a nonqualified Deferred Compensation Plan for directors covering retainer and committee fees. Participation is optional. Interest is paid on its deferred fees at the highest rate paid by HUB on passbook savings, which yields 1.20% as of February 16, 2001. The provisions of the Deferred Compensation Plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the Deferred Compensation Plan, the directors who elect to defer their fees will receive the fees over time after they retire.

Compensation Committee Interlocks and Insider Participation

         As noted under the caption "Compensation Committee Report on Executive Compensation," various aspects of the compensation of the Hudson United Bancorp executive officers are determined by the Compensation Committee. During 2000, the members of the Compensation Committee were Charles F.X. Poggi (Chairman), Robert J. Burke, Joan David, W. Peter McBride and John H. Tatigian, Jr.

         Mr. Poggi is President of Poggi Press, a general printing company. During 2000, Poggi Press was paid $415,567 for printing work for Hudson United Bancorp. Management believes the terms and conditions of the transactions with Poggi Press to be equivalent to terms available from an independent third party.

         Mr. McBride is affiliated with McBride Corporate Real Estate. McBride Corporate Real Estate was retained to assist in the sale and/or leasing of various Hudson United Bancorp properties and in doing so earned commissions of approximately $239,578. Management believes the terms and conditions of the transactions with McBride Corporate Real Estate to be equivalent to terms available from an independent third party.

Certain Transactions with Management

         HUB has  made in the  past  and,  assuming  continued  satisfaction  of generally applicable credit standards, expects to continue to make, loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more). These loans have been made in the ordinary course of the banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or other unfavorable features. Directors, executive officers and their associates did not during 2000 or during 2001 through the date of this proxy statement borrow from HUB an amount in excess of 10% of the bank's equity capital for any one director or executive officer (together with their associates) or an amount in excess of 20% of the bank's equity capital for all directors and executive officers and their associates as a group.

         In connection with its restricted stock plan and in light of the fact that no bonuses were awarded for the year, but officers would have a tax liability connected with the restricted stock which had vested during 2000, the Compensation Committee recommended and the Board of Directors in October, 2000 approved a program to lend senior officers of the Corporation up to 70 percent of the value of restricted stock which vested during 2000. Pursuant to this program, on December 1, 2000, the Corporation loaned $295,000 to one senior officer, who elected to participate in the program - Susan Staudmyer, Executive Vice President. The loan is secured by the shares, bears interest at HUB's prime rate and is payable on demand. The current outstanding balance as of February 28, 2001 is $295,000.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers to file reports relating to their ownership and changes in ownership of the Corporation's common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on information provided by the Corporation's directors and executive officers and a review of such reports, the Corporation believes that all required reports were filed on a timely basis during 2000.

         STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

         The following table sets forth information concerning the beneficial ownership of Hudson United Bancorp common stock as of December 31, 2000, by each executive officer of Hudson Untied Bancorp for whom individual information is required to be set forth in this Proxy Statement pursuant to the rules of the SEC (the "Named Officers"), by each director and by all directors and executive officers as a group. Hudson United Bancorp does not know of any person who beneficially owns more than 5% of its outstanding common stock.

                  Beneficial Ownership of Hudson United Bancorp Common Stock
                  ----------------------------------------------------------

                                         Number of Common Shares
       Name of Beneficial Owner           Beneficially Owned (1)       Percent of Class
       ------------------------          ----------------------       ----------------
       Robert J. Burke                           98,446(2)                     *

       Donald P. Calcagnini                     139,350                        *

       Joan David                               184,142(3)                     *

       Noel deCordova, Jr.                       28,240(4)                     *

       Thomas R. Farley                          64,513(5)                     *

       Bryant Malcolm                            24,217(6)                     *

       W. Peter McBride                          88,872(7)                     *

       John F. McIlwain                          54,070(8)                     *

       Kenneth T. Neilson                       439,826(9)                     1%

       Charles F.X. Poggi                       254,503                        *

       David A. Rosow                           748,685(10)                    2%

       James E. Schierloh                       100,614(11)                    *

       Thomas J. Shara, Jr.                     155,422(12)                    *

       Susan Staudmyer                           33,988(13)                    *

       Sister Grace Frances Strauber              1,415                        *

       John H. Tatigian, Jr.                     39,713(14)                    *

       D. Lynn Van Borkulo-Nuzzo                120,219(15)                    *

       Directors and Executive
       Officers Of Hudson United
       Bancorp as a Group (21 persons)        2,636,370                        6%


         NOTES:

*        Less  than 1% of the  outstanding  common  shares  of the  Corporation.
         Percentages stated are rounded to the nearest whole number.

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. Beneficially owned shares also include shares owned
         (i) by a spouse,  minor children or by relatives sharing the same home,
         (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Hudson United Bancorp dividend reinvestment plan.

(2) Of this total, 15,479 shares are held by Mr. Burke's wife, and 33,354 are held by Union Dry Dock & Repair Co., of which Mr. Burke is President. Mr. Burke disclaims beneficial ownership of the shares held by his wife.

(3) Of this total, 12,139 are held in an IRA and 34,110 are held by Mrs. David and Mr. Lawrence David as trustees for the David Foundation.

(4) Of this total, 5,017 shares are held by Mr. deCordova's wife. Mr. deCordova disclaims beneficial ownership of the shares held by his wife.

(5) Of this total, 80,191 shares are held in a trust created under the Will of Edward Hinkley, for which Mr. Farley serves as co-trustee and 1,976 shares are held by Mr. Farley's wife. Mr. Farley disclaims beneficial ownership of the shares held by his wife.

(6) Of this total, 3,126 shares are held by Mr. Malcolm's wife and 2,686 are held by a profit sharing plan over which Mr. Malcolm exercises a controlling interest. Mr. Malcolm disclaims beneficial ownership of the shares held by his wife.

(7) Of this total, 1,227 shares are held by Mr. McBride's wife and 82,811 shares are held by Mr. McBride as trustee for limited partnerships affiliated with Mr. McBride. Mr. McBride disclaims beneficial ownership of the shares held by his wife.

(8) Of this total, 7,512 shares are held in Mr. McIlwain's account in the corporation's 401(k) plan, which he directs and, 5,500 shares are held for Mr. McIlwain in the Corporation's restricted stock program.

(9) Of this total, 30,744 shares are held in Mr. Neilson's account in the Corporation's 401(k) plan, which he directs, 66,000 shares are held for Mr. Neilson under the Corporation's Restricted Stock Plan, 4,441 shares are held in an IRA, 3,154 shares are held by Mr. Neilson's wife, 39,601 shares are held for his children. Mr. Neilson disclaims beneficial ownership of the shares held by his wife. 191,908 shares represent vested options.

(10) Of this total, 12,019 shares are held in the Rosow Family Foundation Charitable Trust, 11,000 shares are held in an IRA and 551,342 shares are held by Mr. Rosow's wife and 165,000 shares are owned by the Jean
         D. Rosow Grantor Retained Annuity Trust. Mr. Rosow disclaims beneficial ownership of the shares owned by his wife.

(11) Of this total 6,449 shares are held by Mr. Schierloh's wife. Mr. Schierloh disclaims beneficial ownership of the shares held by his wife.

(12) Of this total, 20,414 shares are held in Mr. Shara's account in the Corporation's 401(k) plan which he directs, 5,500 shares are held for Mr. Shara under the Corporation's Restricted Stock Plan and 76,663 shares represent vested options.

(13) Of this total, 658 shares are held in the Corporation's 401(k) plan which Ms. Staudmyer directs and 11,000 shares are held for Ms. Staudmyer under the Corporation's Restricted Stock Plan.

(14)     Of  this  total,  24,812  shares  are  held in an IRA  directed  by Mr.
         Tatigian.

(15) Of this total, 13,686 shares are held in Ms. Van Borkulo-Nuzzo's account in the Corporation's 401(k) plan which she directs, 11,000 shares are held for Ms. Van Borkulo-Nuzzo under the Corporation's Restricted Stock Plan and 73,745 shares represent vested options.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

         Hudson United Bancorp's Certificate of Incorporation and By-laws authorize a minimum of 5 and a maximum of 25 directors, but leaves the exact number to fixed by resolution of the Corporation's Board of Directors. The Board has fixed the number of directors at 11, effective April 25, 2001.

         Pursuant to Hudson United Bancorp's Certificate of Incorporation, the directors of the Corporation are divided into three classes. Directors are generally elected for three-year terms on a staggered basis.

         Robert J. Burke, Joan David and James E. Schierloh are each being nominated for a three-year term extending to the 2004 annual meeting. Kenneth T. Neilson is being nominated for a two-year term extending to the 2003 annual meeting. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

         The names of the nominees for election, the directors whose terms extend beyond the Annual Meeting and certain information about each of them are set forth in the tables below. Years of service on the Board includes prior service on the Board of Directors of HUB prior to the formation of the holding company.


                        Nominees for 2001 Annual Meeting
                        --------------------------------

Name, Age & Position              Principal Occupation                          Director       Term
with the Corporation              During Past Five Years                          Since       Expiring
--------------------              ----------------------                          -----       --------

Robert J. Burke, 67           -   President  and  Chief  Operating   Officer,      1979         2004
                                  Union Dry Dock and Repair Co.


Joan David, 62                -   Substitute  Teacher,  Board of  Cooperative      1994         2004
                                  Educational Services of Rockland County.


Kenneth T. Neilson, 52        -   Chairman,   President  and  CEO  of  Hudson      1989         2003
                                  United Bancorp and HUB.


James E. Schierloh, 71        -   Retired;                                         1972         2004

                              -   Chairman Emeritus 1996 to present.




                      Directors Whose Terms Expire in 2002
                      ------------------------------------

       Name, Age & Position                     Principal Occupation                 Director       Term
       With the Corporation                    During Past Five Years                 Since       Expiring
       --------------------                    ----------------------                 -----       --------

Noel deCordova, Jr., 71              -       Retired.                                  1998         2002

Bryant Malcolm, 66                   -       1997 to present: President,               1995         2002
                                             Malcolm-Brooker Company, Inc. (a
                                             consulting firm to the construction
                                             and real estate industry);

                                     -       Consultant;

                                     -       President, B.D. Malcolm Company
                                             Inc. (General Contractors).


W. Peter McBride, 55                 -       President of McBride Enterprises,         1995         2002
                                             Inc.;

                                     -       President  McBride Agency  (real-estate
                                             development and investment company).

Charles F. X. Poggi, 70              -       President and Chief Operating             1973         2002
                                             Officer, The Poggi Press (general
                                             printing business).


John H. Tatigian, Jr., 64            -       Retired;                                  1996         2002

                                     -       Senior Vice President of Peter Paul
                                             Hershey (confection company).


                      Directors Whose Terms Expire in 2003
                      ------------------------------------

       Name, Age & Position                     Principal Occupation                 Director       Term
       With the Corporation                    During Past Five Years                 Since       Expiring
       --------------------                    ----------------------                 -----       --------

Donald P. Calcagnini, 65             -       Retired;                                  1996         2003

                                     -       Chairman of the Board of Directors
                                             of Lafayette American Bank.


David A. Rosow, 59                   -       Chairman and CEO of Rosow &               1996         2003
                                             Company, Inc. (a private investment
                                             company);

                                     -       Chairman of International Golf
                                             Group, Inc.

         No director of Hudson United Bancorp is also a director of any other company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Recommendation and Vote Required on Proposal

         THE HUDSON UNITED BANCORP BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINATED SLATE OF DIRECTORS.

         Directors will be elected by a plurality of the votes cast at the Hudson United Bancorp Meeting, whether in person or by proxy.


                                PERFORMANCE GRAPH
                                -----------------

         The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1995 in: (a) Hudson United Bancorp common stock; (b) the Standard & Poor's ('S&P") 500 Index; and (c) the Keefe, Bruyette & Woods 50 ("KBW 50") Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

         The KBW 50 is an index composed of fifty money center and regional banks. Hudson United Bancorp believes the KBW 50 Index provides a consistent means for comparing the performance of Hudson United Bancorp common stock against other financial institutions generally.

[GRAPHIC OMITTED]



                    Cumulative Total Return for Year Ending:

                                        12/31/95      12/31/96      12/31/97     12/31/98      12/31/99     12/31/00
                                        --------      --------      --------     --------      --------     --------
Hudson United Bancorp                        100        117.8         198.94        162.5        146.55       138.21
S&P 500 Index                                100        122.96        163.98       210.85        255.21       231.98
KBW 50 Index                                 100        141.46         206.8       223.91        216.14        259.5


         The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1990 in: (a) Hudson United Bancorp common stock; (b) the S&P 500 Index; and (c) the KBW 50 Index. It is prepared on the same basis as the prior graph, but shows returns over a ten year period.

[GRAPHIC OMITTED]



                    Cumulative Total Return for Year Ending:

                                          12/31/90      12/31/91     12/31/92      12/31/93      12/31/94     12/31/95
                                          --------      --------     --------      --------      --------     --------
Hudson United Bancorp                          100        198.49       404.49        571.65        580.14       899.36
S&P 500 Index                                  100        130.48       140.41        154.56         156.6       215.45
KBW 50 Index                                   100        158.28       201.68        212.86        202.00       323.53

                                          12/31/96      12/31/97     12/31/98      12/31/99      12/31/00
                                          --------      --------     --------      --------      --------
Hudson United Bancorp                      1059.48       1789.24      1461.44       1318.02       1243.05
S&P 500 Index                               264.92         353.3       454.27        549.86        499.80
KBW 50 Index                                457.65        669.05       724.44        699.28        839.55


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Policy

         Hudson United Bancorp's policy is to compensate its executives fairly and adequately for the responsibility assumed, for the success achieved and for the effort expended in discharging their responsibility. "Fair and adequate compensation" is established after careful review of:

           -   Hudson United Bancorp's earnings;

           - Hudson United Bancorp's performance compared to other companies of similar size and market area; and

           - Comparison of what the market demands for compensation of similarly situated experienced executives.

        Total compensation takes into consideration a mix of base salary, bonus, restricted stock awards and stock options. The particular mix is established in order to competitively attract competent professionals, retain those professionals, and reward extraordinary achievement.

        The Compensation Committee also considers net income and earnings per share of Hudson United Bancorp common stock before finalizing officer increases for the coming year.

        Based upon its current levels of compensation, Hudson United Bancorp is not affected substantially by the provisions of Section 162(m) of the Internal Revenue Code which limits the deductibility of compensation above $1,000,000 for each of the five highest paid officers. Certain forms of compensation are exempt from this deductibility limit, primarily performance based compensation that has been approved by shareholders. Compensation under the stock option plans (but not the restricted stock plans) will be exempt.

        In  certain   instances,   compensation   decisions  take  into  account
contractual commitments assumed by or agreed to by Hudson United Bancorp as a result of an acquisition.

1.       Base Salary

         Salary is the minimum compensation paid for any executive position and is not tied to any performance formula or standard. However, that is not to say that poor performance may not result in termination. Superior performance is expected of all executive officers.

         To establish salary, the following criteria are used:

           -   Position and responsibility assumed.

           -   Experience of executive.

           - Comparative studies of peer group compensation. Special weight is given to local factors.

           -   Comparison to other executives within the company.

           -   Earnings performance of Hudson United Bancorp.

           - Competitive level of salary to attract and retain qualified and experienced executives.

2.       Annual Bonuses

         For 2000, the parameters for the bonus program involved Hudson United Bancorp's performance specifically related to earnings per share (excluding non-recurring items), return on equity and minimum loan loss reserve levels.

         Under the bonus program the bonus pool may not exceed 10% of after tax profits of Hudson United Bancorp and the creation of the bonus pool may not cause the year-end results to fall below the targeted return on equity or the loan loss reserve to fall below the targeted loan loss reserve percentage. If the targeted results are not achieved, no bonuses will be paid under program. Even if the targeted level is achieved, each department must meet its budget in order to be eligible for a bonus and employees must achieve established goals in order to be personally eligible.

         No executive officer was awarded a bonus for the year 2000.

3.       Restricted Stock

         The  responsibility   for  establishing   restricted  stock  awards  is
delegated to the Stock Committee, which is a subsidiary-committee of the Compensation Committee.

         The Stock Committee meets two times each year to evaluate management's recommendations concerning employees for consideration to receive restricted stock awards.

         The Stock Committee makes awards based upon the performance of employees and their potential future effect on the company's performance. The program is designed to provide "golden handcuffs" or to retain the people who can provide the most future value.

         The restricted stock awards in 2000 were part of a special retention program to ensure that key employees remained in the employ of the company during the difficult period following termination of the Dime merger agreement. When the proposed merger with Dime Bancorp was pending but its consummation was in doubt, the Compensation Committee adopted a retention program designed to encourage designated key employees to remain with Hudson United Bancorp and HUB. Eligible employees received restricted stock and cash awards that vest ten years after the grant. Vesting accelerates if, within two years after termination of the merger agreement, Hudson receives $25 million or more in satisfaction of its rights under the termination agreement which it entered into with Dime in connection with the merger termination, or there occurs a change in control as defined in the Restricted Stock Plan. If neither event occurs within the two year period, the restricted stock and cash awards expire. The Stock Committee has the right to extend this two year period, and the Compensation Committee has the right to modify or terminate the program at any time. Restricted stock and cash awards made to Mr. Neilson and other named executive officers under this program are reflected in the compensation tables in this proxy statement.

4.       Stock Options

         The  1995  Stock  Option  Plan  was   approved  by  the   Corporation's
shareholders at the 1995 Annual Meeting; the 1999 Stock Option Plan was approved by the Corporation's shareholders at the 1999 Annual Meeting.

         The responsibility for awards of stock options rests with the Stock Committee.

         The Stock Committee makes awards based upon the same criteria as used for restricted stock.

     No executive officer was awarded stock options as a part of incentive based compensation during 2000. However, certain newly hired executives officers were granted options in conjunction with their recruitment.

5.       Perquisites

         Perks, such as company automobiles and their related expenses, country club memberships, auxiliary insurance benefits and other perks which the Board may approve from time to time are determined and awarded pursuant to evaluation under the same criteria used to establish the base salary or, in certain circumstances, pursuant to contractual commitments assumed by or agreed to by the Corporation as a result of an acquisition.

                                    * * * * *

         Hudson United  Bancorp has long  believed that a strong,  explicit link should exist between executive compensation and the value delivered to shareholders. The bonus program, restricted stock awards and stock option awards all provide competitive compensation that can increase based on Hudson United Bancorp's performance. Since each bonus is based on a direct, explicit link to Hudson United Bancorp's performance, it is directly and explicitly linked to the value received by shareholders. Hudson United Bancorp's profitability inures to the benefit of shareholders, and is a direct result of the direction and results achieved by management. The general compensation philosophy is that senior executives should be superior performers whose total compensation (including base salary, bonus, restricted stock and options) should allow the executives to earn compensation to the seventy-fifth percentile or better when the company exceeds its target.

         In 2000, the Compensation Committee utilized the services of AON Consulting to establish a competitive company-wide compensation administration program.

         Mr. Neilson, the Chairman, President and CEO of Hudson United Bancorp, received a base salary increase to $750,000 effective for 2000. This action was taken while the merger of equals with Dime Bancorp was pending and the size of the institution and Mr. Neilson's attendant responsibilities were expected to increase substantially. On May 1, 2000, Mr. Neilson's base salary was adjusted to $525,000 due to the termination of the proposed merger with Dime.

         Based upon the company's stock performance during 2000, Mr. Neilson did not receive a salary increase for 2001. Mr. Neilson is eligible for bonuses equal to 100% of his base salary. However, Mr. Neilson did not receive a bonus for the year 2000, nor was he awarded any stock options. The Compensation Committee believes that Mr. Neilson's overall compensation package for 2001 is fair compensation in view of Hudson United Bancorp's 2000 performance.



               THE COMPENSATION COMMITTEE OF HUDSON UNITED BANCORP

                          Charles F.X. Poggi, Chairman
                                   Joan David
                                W. Peter McBride
                                 Robert J. Burke
                              John H. Tatigian, Jr.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes all compensation earned in the past three years for services performed in all capacities for Hudson United Bancorp and its subsidiaries with respect to the Named Officers.


                           Summary Compensation Table

                                                                        Long Term
                                    Annual Compensation             Compensation Awards
                                    -------------------             -------------------

                                                               Restricted      Securities       All Other
     Name and Principal                                           Stock        Underlying      Compensation
          Position              Year    Salary ($)   Bonus     Awards (1)   Options/SARs(#)      (2) ($)
          --------              ----    ----------   -----     ----------   ---------------      -------
                                                       ($)          $
Kenneth T. Neilson             2000     591,341(3)     -0-     812,500(5)         -0-             9,072
Chairman, President &          1999     450,000      450,000   521,250            -0-             18,542
CEO of the Corporation & HUB   1998     390,000      390,000   537,500            -0-             19,643

D. Lynn Van Borkulo-Nuzzo,     2000     260,000        -0-     203,125(5)         -0-             8,518
EVP & Corporate Secretary of   1999     210,000      105,000   260,625            -0-             14,509
the Corporation & HUB          1998     200,000      100,000   268,750            -0-             13,578

Thomas J. Shara, Jr. EVP &     2000     260,000        -0-     101,563(5)         -0-             12,164
Senior Loan Officer of the     1999     210,000      105,000   260,625            -0-             11,973
Corporation & HUB              1998     190,000       95,000   268,750            -0-             8,371

John McIlwain, EVP & Chief     2000     235,000        -0-     101,563(5)         -0-             12,077
Credit Officer of the          1999     185,000       92,500   260,625            -0-             16,575
Corporation & HUB              1998     155,803       85,000   134,375           5,000            10,799

Susan M. Staudmyer, EVP,       2000     260,000        -0-     203,125(5)         -0-              8,201
Retail Banking of the          1999     210,000      105,000   260,625            -0-             16,130
Corporation & HUB (4)          1998     142,326      108,000   268,750           16,105            7,931
--------------------------


NOTES:

(1) The dollar amounts listed represent the number of shares of restricted stock granted, multiplied by the fair market value of each share of stock on the date of the grant. Cash dividends are paid directly to the officer holding the restricted stock but stock dividends are added to the restricted stock and are subject to the same restrictions. The number of shares reflected have been adjusted for the 3% stock dividend effected September 1, 1998, the 3% stock dividend effected December 1, 1999 and the 10% stock dividend effected December 1, 2000. As of December 31, 2000, Mr. Neilson, Ms. Van Borkulo-Nuzzo, Mr. Shara, Mr. McIlwain and Ms. Staudmyer held 66,000, 11,000, 5,500, 5,500 and 11,000 shares of restricted stock, respectively, with aggregate values of $1,381,875, $230,313, $115,156, $115,156 and $230,313, respectively.

(2) All amounts in this column represent employer contributions to 401(k) plans on behalf of the Corporation's Named Officers, premiums for life insurance in excess of $50,000 and income attributable to use of a company provided vehicle.

(3) This reflects a salary level of $750,000, adjusted to $525, 000 on May 1, 2000 following termination of the proposal merger with Dime.

(4) Ms. Staudmyer rejoined the organization on April 13, 1998. Information with respect to Ms. Staudmyer's compensation in 1998 represents (non-annualized) amounts actually paid.

(5) These amounts represent restricted stock awards made pursuant to the Hudson United Bancorp and Subsidiaries Key Employee Retention Program described below under the caption "Employment Contracts, Termination of Employment and Change in Control Arrangements." These restricted stock awards vest ten years after the grant. Vesting accelerates if, within two years after termination of the Hudson-Dime merger agreement, Hudson receives $25 million or more in satisfaction of its rights under the termination agreement which it entered into with Dime or there occurs a change in control as defined in the Restricted Stock Plan. If neither event occurs within the two year period, the restricted stock and cash awards expire.

Option Grants in 2000

No stock options were granted to the Named Officers in 2000.

Option Exercises

         The following table is intended to show options exercised during the last fiscal year and the value of unexercised options held at year-end 2000 by the Named Officers. Hudson United Bancorp does not utilize stock appreciation rights ("SARs") in its compensation package, although the SEC rules require that SARs be reflected in table headings.


                 Aggregated Option/SAR Exercises in last Fiscal Year and FY-End Option/SAR Values

                                                                        Number of             Value of
                                                                        Securities           Unexercised
                                                                        Underlying          In-the-Money
                                                                       Unexercised         Options/SARs at
                                                                       Options/SARs            FY-End
                                                                       At FY-End(#)         Exercisable/
                              Shares Acquired         Value            Exercisable/         Unexercisable
Name                          on Exercise (#)     Realized ($)        Unexercisable            ($)(1)
--------------------------- --------------------- ---------------- --------------------- --------------------
Kenneth T. Neilson                  -0-                 -0-            191,908/113          1,461,830/-0-

D. Lynn Van Borkulo-Nuzzo           -0-                 -0-             73,745/113           625,706/-0-

Thomas J. Shara                     -0-                 -0-             76,663/113           687,355/-0-

John F. McIlwain                    -0-                 -0-             -0-/11,782             -0-/-0-

Susan M. Staudmyer                  -0-                 -0-             -0-/17,615             -0-/-0-

------------------------


NOTES:

(1) Options are "in the money" if the fair market value of the underlying security exceeds the exercise price of the option at year-end.

Employment   Contracts,   Termination   of  Employment  and  Change  in  Control
Arrangements

         Under Hudson United Bancorp's Restricted Stock Plan, each share of stock awarded is subject to a "Restricted Period" of from two to ten years, as determined by the committee administering the plan when it awards the shares. Effective upon the date of grant, the officer or employee is entitled to all the rights of a shareholder with respect to the shares, including dividend and voting rights. However, if a share recipient leaves the employment of Hudson United Bancorp or its subsidiaries during the Restricted Period for any reason, his or her shares may be forfeited to Hudson United Bancorp. Upon the occurrence of a change in control of Hudson United Bancorp, every Restricted Period then in existence with a remaining term of five years or less will automatically expire.

         Prior to termination of the merger agreement between Hudson United Bancorp and Dime Bancorp, Inc., the compensation committee adopted the Hudson United Bancorp and Subsidiaries Key Employee Retention Program. The program was designed to encourage designated key employees of Hudson United Bancorp and its subsidiaries (collectively, the "Company") to remain with the Company in connection with the then pending merger and subsequent transition in light of the uncertainty then surrounding the consummation of the merger. Eligible employees received awards under the program that totaled, in the aggregate, 186,000 shares of restricted stock and $90,000 in cash awards. Restricted stock and cash award under the program become 100% vested ten years from the date of the award. Restricted and cash awards will also become fully and immediately vested if, within two years after termination of the Hudson-Dime merger agreement, (1) the Company receives payment of $25 million or more in satisfaction of its rights under the terms of the September 16, 1999 Stock Option Agreement between Hudson and Dime; or (2) there occurs a change in control, as defined in the Restricted Stock Plan. If neither event described in the preceding sentence occurs within two years after the date of termination of the merger agreement, however, the restricted stock and cash awards will expire. The Stock Committee may, in its sole discretion, extend or modify this expiration provision for up to the balance of the ten year Restricted Period. The Compensation Committee retains the right to amend, modify, or terminate the program in its sole discretion, including the right to increase the $25 million minimum required payment to $50 million or more.

         Under the Hudson United Bancorp 1999 Stock Option Plan, options are granted with a term not to exceed ten years from the grant date. Each option is granted with a vesting schedule as determined by the Stock Committee. In the event of a change in control, as defined in the plan, any option that has not vested, as of the date of the change in control, becomes fully vested.

         As of January 1, 1997, the Corporation entered into change in control agreements with Mr. Neilson, Ms. Van Borkulo-Nuzzo, Mr. Shara and Mr. McIlwain. As of August 16, 1999, the Corporation entered into a change in control agreement with Ms. Staudmyer. The Agreements generally provide that in the event of a Change in Control, the executive would be entitled to be employed for a period of three years and each would be entitled to substantially the same title, same salary and same benefits as existed prior to the change in control and the executive would be entitled to certain severance payments and benefits. These agreements do not become effective unless there is a change in control and then remain effective three years after a change in control (two years in the case of Mr. McIlwain and Ms. Staudmyer). Prior to a change in control, unless the Corporation stops their automatic renewal, the agreements are for two year "evergreen" terms (one year in the case of Mr. McIlwain and Ms. Staudmyer).

         Each agreement defines "change in control" to mean any of the following: (i) the acquisition of beneficial ownership by any person or group of 25% or more of the Corporation's voting securities or all or substantially all of its assets; (ii) the merger, consolidation or combination (a "merger") with an unaffiliated entity unless following the merger the Corporation's directors constitute 50% or more of the directors of the combined entity and the Corporation's CEO is the CEO of the surviving entity; or (iii) during any two consecutive calendar years individuals who were directors of the Corporation at the start of the period cease to constitute two-thirds of the directors unless the election of the directors was approved by the vote of two-thirds of the directors then in office; or (iv) the transfer of all or substantially all of the Corporation's assets.

         With respect to Ms. Van Borkulo-Nuzzo's contract and Mr. Shara's contract, if either officer is terminated without cause, resigns for good reason following a change in control, dies or is disabled, the officer (or the officer's estate) is entitled to a lump sum payment equal to three times the sum of their annual salary and highest annual bonus in the last three years, as well as a continuation of family health coverage for a period of three years. In the event that the severance payments and benefits under the agreement, together with any other parachute payments, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 (the "Code"), the payments to Ms. Van Borkulo-Nuzzo and Mr. Shara would be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow Ms. Van Borkulo-Nuzzo and Mr. Shara to retain the same net amount, after such taxes as they were otherwise entitled to receive (a "Make Whole Tax Provision").

         With respect to Mr. McIlwain's contract and Ms. Staudmyer's contract, if either officer is terminated without cause, resigns for good reason within the first ninety days following a change in control, resigns for any reason after that ninety day period following a change in control, dies or is disabled, the officer (or the officer's estate) is entitled to a lump sum payment equal to three times of the sum of their annual salary and the highest bonus paid or to be paid to the officer, as well as a continuation of their family's health coverage for the same number of years as the salary entitlement. However, under these contracts, in the event that the severance payments and benefits under the agreements, together with any other parachute payments, would constitute excess parachute payment under Section 280G of the Code, the payments and benefits under the agreements will be reduced (but not below zero) to the extent necessary to avoid excess parachute payments. The Corporation entered into an identical change in control agreement with one other officer which would provide a three year benefit and with two other officers which would provide one year's salary and bonus in the event of a change in control.

         With respect to Mr. Neilson's contract, if he is terminated without cause, resigns for good reason (as defined in the contract) within the first 90 days following a change in control, resigns for any reason after that 90 day period following a change in control, dies or is disabled, he (or his estate) is entitled to a lump sum payment equal to three times the sum of his annual salary and his highest bonus in the last three years, as well as a continuation of his family's health coverage for a period of three years. Mr. Neilson's contract contains a Make Whole Tax Provision.

Pension Plans

         The monthly retirement benefit for executives under the Employees' Retirement Plan of Hudson United Bancorp (the "Plan") will generally be equal to the product of (a) 1% of the employees' base average annual monthly earnings (based on the highest 5 years of service) plus 1/2% of the employees base average monthly earnings (based on the highest 5 years of service) in excess of the average Social Security taxable wage base, multiplied by (b) the years of credited service. Retirement benefits normally commence when an employee reaches age 65, but early retirement without reduction in benefit may be taken when an employee's age plus years of service equals 85.

         In the Plan, compensation in the form of a bonus is excluded from benefit calculations. Thus, for each Named Officer, only the amounts that are shown each year under the heading "Salary" in the Summary Compensation Table in this Proxy Statement are covered. The Plan also provides for disability pension benefits.

         As of January 1, 1996, Hudson United Bancorp adopted a Supplemental Employee Retirement Plan ("SERP"). The SERP provides a pension benefit which, in large part, makes up the amount of the benefits that cannot be provided under the Plan as a result of the limit on the amount of compensation that can be taken into account under 401(a)(17) of the Code ($170,000 in 2000 and indexed for inflation in subsequent years) and the amount of benefits payable under
Section 415 of the Code. Unlike the Plan, the SERP covers salary and one-third of incentive compensation. The benefit is payable as a single life annuity and 100% survivor benefits are paid for the life of the designated beneficiary. Kenneth Neilson is the only person who has been designated as a participant under the SERP. Hudson United Bancorp has purchased life insurance to fund the benefit.

         The following table shows an employee's estimated annual retirement benefit from the Plan and the SERP combined, assuming retirement at age 65 for an individual reaching such age before January 1, 2001 and assuming a straight life annuity benefit, for the specified compensation levels and years of service. Except for Mr. Neilson, the amounts in the table below are limited under Section 401(a)(17) of the code, as described in the preceding paragraph.
The benefits listed in the table are not subject to any deduction for social security or other offset amounts. Mr. Neilson has approximately 18 years of credited service under the pension plan as of January 1, 2001 and, at age 65 would have 30 years of credited service. Ms. Van Borkulo-Nuzzo has approximately 34 years of credited service under the pension plan as of January 1, 2001, and, at age 65, would have approximately 48 years of credited service. Mr. Shara has approximately 20 years of credited service as of January 1, 2001 and, at age 65, would have 43 years of credited service. Mr. McIlwain has 8 years of credited service as of January 1, 2001 and, at age 65, would have approximately 11 years of credited service. Ms. Staudmyer has approximately 2 years of credited service as of January 1, 2001 and at age 65 would have approximately 24 years of credited service.

                                 Pension Plan Table
                                 ------------------

SALARY        15 YEARS      20 YEARS    25 YEARS    30 YEARS     35 YEARS
------        --------      --------    --------    --------     --------
 $125,000         $25,492      $33,989     $42,487      $50,984     $59,481
 $150,000         $31,117      $41,489     $51,862      $62,234     $72,606
 $200,000         $42,367      $56,489     $70,612      $84,734     $98,856
 $250,000         $53,617      $71,489     $89,362     $107,234    $125,106
 $300,000         $64,867      $86,489    $108,112     $129,734    $151,356
 $350,000         $76,117     $101,489    $126,862     $152,234    $177,606
 $400,000         $87,367     $116,489    $145,612     $174,734    $203,856
 $450,000         $98,617     $131,489    $164,362     $197,234    $230,106
 $500,000        $109,867     $146,489    $183,112     $219,734    $256,356
 $550,000        $121,117     $161,489    $201,862     $242,234    $282,606
 $600,000        $132,367     $176,489    $220,612     $264,734    $308,856


                                 AUDIT COMMITTEE

         Beginning this year, the Securities and Exchange Commission requires each publicly-registered company to include in its annual proxy statement certain information about its audit committee and a report from that committee. This newly-required information and report are set forth below.

Information about the Corporation's Audit Committee and its Charter

         The Corporation has a standing Audit Committee. The Board has adopted a written charter for the Audit Committee. A copy of that charter is included as Appendix A at the end of this proxy statement. In accordance with the listing standards of the New York Stock Exchange, the Board reviewed the factors which would preclude Audit Committee membership and the independence of each member of the Audit Committee. The Board concluded that each member of the Audit Committee is independent, as that term is defined in the listing standards of the New York Stock Exchange relating to audit committees.

Report of the Audit Examining Committee

March 16, 2001

To the Board of Directors of Hudson United Bancorp:

         The Audit Committee has reviewed and discussed with management the company's audited financial statements as of and for the year ended December 31, 2000.

         Pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, we have met with the independent auditors and discussed (i) the methods used to account for significant unusual transactions, (ii) the effect of significant accounting policies in controversial or emerging areas,
(iii) the process used by Management in formulating particularly sensitive accounting estimates and (iv) disagreements, if any, with Management over the application of accounting principles.

         We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, and have discussed with the auditors the auditors' independence.

         Based on the reviews and discussions referred to above, the Audit Committee recommend to the full Board of Directors that the audited financial be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                  The Audit Committee of Hudson United Bancorp

                        Donald P. Calcagnini, Chairperson
                            Sr. Grace France Strauber
                               Noel deCorvova, Jr.
                                Thomas R. Farley
                                Bryant D. Malcolm
                               James E. Schierloh
                              John H. Tatigian, Jr.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP, independent public accountants, have audited the books and records of Hudson United Bancorp since 1991. Selection of Hudson United Bancorp's independent public accountants for the 2001 fiscal year will be made by the Board subsequent to the Annual Meeting.

      Arthur Andersen LLP has advised Hudson United Bancorp that one or more of its representatives may be present at the Annual Meeting of shareholders to make a statement if requested or to respond to appropriate questions.

         The fees billed for services rendered for Hudson United Bancorp by Arthur Andersen LLP for the year 2000 were as follows:

         Audit Fees                                                    $197,000
         Financial Information Systems Design and Implementation Fees  $  -0-
         All Other Fees                                                $475,890

         The Audit Committee has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining Arthur Andersen LLP's independence.


                                  OTHER MATTERS


         The Board of Directors is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before that meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.


         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it to the Corporation in the enclosed envelope.


                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         Kenneth T. Neilson
                                         Chairman, President and
                                         Chief Executive Officer
Mahwah, New Jersey
March 23, 2001

                                                                     APPENDIX  A
                           AUDIT COMMITTEE CHARTER OF
                              HUDSON UNITED BANCORP

The Audit  Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

The Audit Committee shall:

1. Meet at least four times per year or more frequently as circumstances require. One member thereof will be designated Chairperson.

2. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

3. Meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee.

4. Have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or meet with any members of, or consultants to, the Committee. The Audit Committee has the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

5. Submit regular reports to the Board concerning pertinent matters coming before it.

6. Review the annual audited financial statements with management, and the independent auditor, including material issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

7. Review reports prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

8. Receive and review reports on the results of the limited quarterly reviews conducted by the independent auditor.

9. Meet periodically with management and the independent auditor to review and discuss the Company's primary financial risk exposures and those steps management has taken to monitor and control such exposures, including the adequacy of the reserve for loan losses.

10. Review significant changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditor or management.

11. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

12.      Approve fees to be paid to the independent auditor.

13. Receive and monitor information, from any source, regarding the auditor's independence, discuss such information with the auditor, and if the Audit Committee is unsatisfied, recommend that the Board take appropriate action to insure the independence of the auditor. In evaluating the independence of the independent auditor, due consideration shall be given to consulting and other special services provided for by the independent auditor.

14. Evaluate the performance of the independent auditor and, if the Audit Committee is unsatisfied with same, recommend that the Board replace the independent auditor.

15. Review the appointment or replacement of the senior internal auditing officer.

16. Review and assess the results of all audit reports prepared by the internal auditing department to management and management's responses thereto.

17. Meet with the independent auditor prior to the annual audit to review the scope of the audit.

18.      Obtain  from the  independent  auditor  assurance  of  compliance  with
         Section 10A (Auditor Disclosure of Corporate Fraud) of the Securities Act of 1934.

19. Review with the independent auditor those matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit to insure compliance therewith.

20. Review with the independent auditor any problems or difficulties the auditor may have encountered with management and any communication from the auditor to management relating thereto including the Company's response. Such review should include:

         (a) Any difficulties encountered in the course of the audit work, including restrictions on the scope of activities or access to required information.

         (b) Any changes required in the planned scope of the internal audit.

21. Review the scope of responsibilities of the internal audit department including the budget and staffing. Maintain minutes and other records of meetings and activities of the Audit Committee.

22. Review and approve the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

23. Review annually, or as required, with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any other material reports or inquires received from regulators or governmental agencies.

24. The Committee shall review examination reports, by State and Federal Regulatory Agencies and management's' proposed responses thereto.

25. Meet, at least annually, or as circumstances require, with the senior internal auditor, the independent auditor, the senior credit officer, the chief financial officer, the treasurer and the compliance officer, in separate executive sessions to discuss any matter that the Committee, or these parties, believe relevant to the scope of responsibility of the Audit Committee.

26. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditor.

27. Perform such other functions as assigned by law, the Company's charter or bylaws and as directed by the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.